Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 325 to the Registration Statement on Form N-1A of Amplify ETF Trust of our report dated November 29, 2023, relating to the financial statements and financial highlights of ETFMG Treatments, Testing and Advancements ETF (a series of ETF Managers Trust), included in the September 30, 2023 Annual Report of ETF Managers Trust on Form N-CSR.

We also consent to the reference to our Firm under the caption “Financial Highlights” in the Prospectus, which is a part of such registration statement.

/s/ WithumSmith+Brown, PC

New York, NY

January 25, 2024